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                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                         MEDICAL ACTION INDUSTRIES INC.

                UNDER SECTION 242 OF THE GENERAL CORPORATION LAW

                            ------------------------

It is hereby certified that:

FIRST: The name of the corporation is MEDICAL ACTION INDUSTIRES INC. (the 'Corporation').

SECOND: The certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH in its entirety, and the following new Article FOURTH is substituted in lieu thereof:
               'FOURTH: The total number of shares of stock that this Corporation shall have authority to issue is (i) 15,000,000 shares of Common Stock, $.001 par value per share ('Common Stock') and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share ('Preferred Stock').

                  A. COMMON STOCK.  The holders of Common Stock shall be
                     entitled to one vote for each share held; the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; and in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

                  B. PREFERRED STOCK.  Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or not voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as expressly provided elsewhere in this Article FOURTH, no vote of holders of the Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions herein, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.'

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THIRD:   The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on August   , 1998.

                                          --------------------------------------
                                          Paul D. Meringola
                                          Chief Executive Officer

ATTEST:

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Richard G. Satin, Secretary

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